REAL ESTATE PURCHASE AGREEMENT

1. PARTIES. The parties to this Real Estate Purchase Agreement (this "Agreement") are AEI Real Estate Fund XVII Limited Partnership, a Minnesota limited partnership ("Seller"), whose address is 1300 Minnesota World Trade Center, 30 East Seventh Street, St. Paul, MN 55101, and 43rd & Indian School, Inc., an Arizona corporation (the "Purchaser"), whose address is 12621 N. Paradise Village Parkway West, Phoenix, AZ 85032.

2. PURPOSE/PROPERTY. Pursuant to the terms of this Agreement, Seller will sell and the Purchaser will purchase that certain tract of land identified as:

     4348 W. Indian School Road, Phoenix, Arizona,

(which is called a "Property" in this Agreement), being more fully described in Exhibit A attached hereto and made a part hereof for all purposes, together with any and all personal property located thereon as of the date of closing.

3. PURCHASE PRICE. The total purchase price for the Property (including the consideration for any improvements or fixtures located at the Property, if any) is ONE MILLION SEVEN HUNDRED THOUSAND and NO/100 DOLLARS ($1,700,000) (the "Purchase Price"), is to be paid by wire transfer into Seller's account, subject to the adjustments described below, if any, at closing.

4. EARNEST MONEY DEPOSIT AND RATIFICATION OF LEASE. In lieu of Earnest Money Deposit, both Seller and Purchaser ratify and confirm that the Property is currently encumbered by a Net Lease Agreement ("Lease") dated February 9, 1989 by and between Seller (as "Lessor") and Purchaser (as "Lessee"). Further, the Property is Subleased pursuant to a Sublease Agreement dated December 14, 1989, by and between Purchaser as sublessor and Albert and Anna Lankes, as Sublessees ("Sublease"). In accordance with Paragraph 15 herein, should this Agreement terminate for any reason, the Lease shall continue in full force and effect throughout the term of the Lease, according to the terms thereof, and nothing herein is intended to affect the terms and full force and effect of the Sublease, subject to the determination of the United States Bankruptcy Court for the District of Arizona, which has pending before it disputes with regard to the Sublease. The parties confirm that the Lease shall remain in full force and effect from the date hereof until this Agreement is either terminated or Closing shall occur as contemplated hereunder. Upon Closing and the transfer of fee title to Purchaser, Purchaser shall have no further obligations under the Lease to Seller, but the Lease as regards the Sublessee and the sublessee's obligations to Purchaser shall continue in full force and effect, with Purchaser assuming the position of Seller as Lessor under the Lease, and as sublessor under the Sublease.

5.  TITLE.  Title to the Property is to be conveyed by a  Limited
Warranty Deed, in a form commonly used in Arizona. The Property will be conveyed in fee simple, subject to:

          (a)    local   and/or  municipal  zoning   regulations,
          ordinances, building restrictions, regulations and any violations thereof:

          (b) all assessments, costs and charges for any and all municipal improvements affecting of benefiting the Property; and

          (c) covenants, restrictions, easements, agreements, and encumbrances of record.

6. TITLE REPORT/COMMITMENT. Seller shall deliver to Purchaser, at Seller's sole cost and expense, a Commitment for Title Insurance (the "Title Commitment") indicating the present status of the title to the Property within thirty (30) days of the effective date of this Agreement. The Title Commitment shall show all matters affecting title to the Property, including all exceptions, easements, restrictions, right-of ways, covenants, reservations, encumbrances, and other conditions affecting the Property which will appear in the Title Commitment ("Permitted Exceptions"). Within fifteen (15) days of the receipt of such Title Policy, Purchaser, if unsatisfied with the status of marketability of title, shall provide Seller with a written statement setting forth Purchaser's title objections (the "Notice of Title Objections"). In the event Seller elects to so, Seller shall have one hundred twenty (120) days from the receipt of the Notice of Title Objection within which to take such actions as are necessary to make title marketable or insure over them. If Seller is unable or unwilling to make title marketable within the aforesaid one hundred twenty (120) day period, Purchaser shall elect to (a) accept such title as Seller may be able to deliver or (b) terminate this Agreement by providing Seller with written notice of termination. Upon Seller's receipt of a notice of termination, this Agreement shall be deemed null and void, with neither party having any further rights, obligations or liabilities hereunder, and thereafter the Lease shall continue in full force and effect throughout the term of the Lease. If Seller does not receive a Notice of Title Objections within the aforementioned fifteen (15) day review period, then it shall be conclusively deemed that Purchaser is satisfied with the condition of title as shown on the Title Report and Purchaser shall waive its right to object to the status of title.

7. HAZARDOUS MATERIALS. (a) DEFINITION. As used in this Section 7, the phrase "Hazardous Materials" shall mean (1) any "hazardous waste" as defined by the resource Conversation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated under that act; (2) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and the regulations promulgated under that act; (3) any oil, petroleum products, or their by-products; and (4) any substance now regulated by any federal, state, or local governmental authority.

      (b) PURCHASER'S INDEMNITY. The Purchaser shall defend, indemnify and hold the Seller harmless from any and all claims, demands, actions and causes of action, including reasonable attorney's fees, connected with or related to contamination of the Property by any Hazardous Materials which occurs or occurred at any time before the Purchaser sells such Property to a third party unrelated to Purchaser, Provided the Seller gives Purchaser timely notice of such claims and a reasonable opportunity to defend against such claim and/or to conduct appropriate remedial measures, and provided further that under no circumstances shall the Purchaser be required to conduct remediation efforts not required by applicable governmental regulation.

      (c) NO SELLER WARRANTY. SELLER MAKES NO WARRANTY OF ANY KIND OR NATURE RESPECTING HAZARDOUS MATERIALS ON, UNDER, OR ABOUT THE PROPERTY. PURCHASER ALSO AGREES THAT SELLER WILL HAVE NO LIABILITY OF ANY TYPE, DIRECT OR INDIRECT, TO PURCHASER OR
PURCHASER'S SUCCESSORS, ASSIGNS, LENDERS OR AFFILIATES IN CONNECTION WITH ANY HAZARDOUS, TOXIC, DANGEROUS, FLAMMABLE, EXPLOSIVE OR CHEMICAL MATERIALS OR SUBSTANCES OF ANY TYPE (WHETHER OR NOT DEFINED AS SUCH UNDER ANY APPLICABLE LAWS) ON OR IN CONNECTION WITH THE PROPERTY EITHER BEFORE OR AFTER THE CLOSING DATE.

8. LETTER OF CREDIT/LANKES BANKRUPTCY. The Seller/Lessor holds the proceeds of the Letter of Credit (as set forth in the Lease) in the amount of $37,307.00. These funds will be held by Seller until the issuance of a final order in the adversary proceeding # 94-01076, Chapter 11 Bankruptcy In Re: Lankes, Case pending in the United States Bankruptcy Court, District of Arizona, Case Number B-94-1362-PHX-GBN. The funds held by Seller will be released in compliance with such order, at which time Seller's claims against Purchaser in such proceeding shall be dismissed with prejudice. The Purchaser shall defend, indemnify and hold Seller/Lessor harmless from any and all claims, demands, actions and causes of action, including reasonable attorney's fees, connected with or related to any Bankruptcy proceedings, claims, motions or demands of Albert J. Lankes, Sr. or Anna Lankes or any suits related to the proceeds of the Letter of Credit, Lankes's claims for rent or any other damages relating to Lankes's use or occupancy of the Property.

9. DEFAULT; REMEDIES. If the conditions, if any, to Purchaser's obligation to close this transaction are satisfied or waived by Purchaser and Purchaser nevertheless fails, through no fault of Seller, to close the purchase of the Property, Seller's sole remedy shall consist of the termination of this Agreement and thereafter the Lease Agreement shall continue in full force and effect throughout the term of the Lease. In the event Seller fails, through no fault of Purchaser, to close the sale of the Property, Purchaser shall have the right to sue for specific performance of this Agreement, except as otherwise specifically set forth in this Agreement. In any event of termination hereof, the Lease Agreement shall continue in full force and effect throughout the term of the Lease.

10. POSSESSION. Purchaser is currently in possession of the Property as Lessee under the Lease. Seller will transfer title of ownership at closing subject to the Lease, Sublease, and the Permitted Exceptions. Purchaser desires that the transfer of fee title to Purchaser shall not effect a merger of the Lease into the fee title, and that the Lease shall remain in full force an effect without the need for the parties to execute any further documentation, unless otherwise agreed to by the Parties, and subject to the provisions of paragraph 4 above, it being the intent of the parties that the obligations of lessor(after closing to be Purchaser), lessee, and sublessee shall continue as before the closing, subject to the determination of the United States Bankruptcy Court for the District of Arizona.

11. TAXES AND UTILITY ASSESSMENTS. Real and personal property taxes, water and sewer assessments are currently paid by Purchaser, as Lessee under the Lease. Seller shall assist Purchaser with changing all taxes and utilities over to Purchaser's name.

12. TRANSFER TAXES AND OTHER CHARGES. Seller will pay the cost of issuing the title commitment, the deed stamp taxes, if any, and one-half of escrow fees. Purchaser will pay the cost of the title insurance premium for an Owner's policy (if required by Purchaser), all recording fees, one-half of the escrow fees, and the costs of an update to the Survey in Seller's possession (if an update is required by Purchaser). Each party will pay its own attorneys' fees and costs to document and close this transaction.

13. BROKER'S COMMISSION. Both Seller and Purchaser represent that there is no real estate broker involved in this transaction and no commission is due any party.

14. CLOSING. The closing of title to the Property will be conditioned on the commitment of a nationally recognized title company selected by Seller and acceptable to Purchaser to issue an Owner's policy of title insurance and may be completed via the wire transfer of funds and the over night mail transmittal of documentation at a time set forth in a written notice to close ("Notice to Close") sent to Seller and Purchaser by the title company. The Notice to Close shall set forth a closing date which shall not be more than thirty (30) days after all contingencies have been met, subject to fulfillment of the requirements of this Agreement. In any case, the Closing Date shall not be more than ninety (90) days after this Agreement, unless mutually extended by both parties.

                     (a)   Before  the closing date, Seller  will
               deposit into escrow: an executed limited warranty deed conveying insurable title of the Property to Purchaser;

                    (b) On or Before the closing date, Purchaser will deposit into escrow: the balance of the purchase price when required under Section 4; any additional funds required to close escrow. Both parties will sign and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

                     (c)  On the closing date, if escrow is in  a
               position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Purchaser a signed counterpart of the escrow holder's certified closing statement; and take all other actions necessary to close escrow.

15. TERMINATION/RISK OF LOSS AND CONDEMNATION. This Agreement will expire if there is no closing within the time specified in the Notice of Closing, plus any mutually agreed extensions of such time. In addition to other provisions for termination provided for herein, this Agreement may be terminated by the Purchaser prior to closing if:

          (a) all or part of the building, fixtures, equipment or improvements to be conveyed pursuant to this
          Agreement (excluding any equipment which is not repairable as of the date of this Agreement or constitutes Seller's Property) are destroyed or damaged beyond repair prior to closing; provided that such damage is not the result of the negligence or willful acts or omissions of Purchaser, its agents, representatives or visitors; or

          (b) all or a substantial part of the Property is condemned or Seller receives notice of an intended condemnation by any governmental authority prior to closing.

If the Purchaser proceeds to closing without terminating this Agreement, Purchaser shall be deemed to have waived any grounds upon which it could have terminated this Agreement; provided, however, in the event Purchaser proceeds with the purchase of the Property despite a notice of condemnation having been served on Seller, at closing Seller shall execute any and all documentation necessary to convey to Purchaser any and all rights Seller may have regarding recovery in any condemnation proceeding relating to the Property commenced after closing. If Purchaser terminates this Agreement pursuant to the provisions of this Agreement, neither party shall have any claim for damages against the other for breach of this Agreement except that each party shall be responsible for its own out-of-pocket expenses incurred in connection with this transaction. Should this Agreement terminate for any reason, the Lease (as defined in Paragraph 4) shall remain in full force and effect.

16. WARRANTIES AND REPRESENTATIONS. Each party represents, warrants and covenants to the other party that; (i) it has full authority to enter into this Agreement (ii) it agrees to be bound by the terms and conditions of this Agreement, and (iii) it agrees to perform its respective obligations.

     Disclaimer. Seller and Purchaser acknowledge and agree that Seller acquired the Property through a sale\leaseback with Purchaser. Seller has been an absentee landlord. Consequently, Seller has little, if any, knowledge of the physical characteristics of the Property.

     Accordingly, except as otherwise specifically stated in this Agreement, Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability thereof and of the Property for any and all activities and uses which Purchaser may elect to conduct thereon; (ii) except for the warranty contained in the Deed to be delivered by Seller at the Closing, the nature and extent of any right of way, Lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

       Purchaser acknowledges that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller except as set forth herein. Purchaser further acknowledges that the information provided and to be provided with respect to the Property by Seller was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information. The sale of the Property as provided for herein is made on an "AS IS" basis, and Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, Express or Implied, or arising by operation of law, including, but not limited to, any warranty or condition, habitability, tenantability, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property.

17. NOTICES. All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, transmitted by fax, sent by overnight courier, or by certified mail, postage prepaid and return receipt requested, directed to the party intended at the address set forth below, or at such other address as may be designated by such party by notice given to the other party in the manner described above, and shall be effective upon receipt:

  Seller:                               Purchaser:
  AEI Real Estate Fund XVII             43rd & Indian School, Inc.
  Limited  Partnership                  12621 N. Paradise Village Parkway West
  1300 Minnesota World Trade Center     Phoenix, Arizona 85032
  30 East 7th Street
  St. Paul, MN 55101


18. SURVIVAL. Upon execution of this Agreement, this Agreement shall survive the consummation of the transaction and the delivery of the Limited Warranty Deed and any other conveyance documents from Seller to Purchaser on the Closing Date, and all terms and conditions hereof shall remain in full force and effect between the parties.

19. MODIFICATION. This Agreement supersedes any and all prior discussions and agreements Seller and Purchaser with respect to the purchase of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transaction contemplated herein. This Agreement shall not be modified or amended, except by written agreement executed by both parties.

20. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

21. TIME. Time is and shall be the essence of this Agreement.

22.  EXECUTION.  This Agreement may be executed in  two  or  more counterparts, each of which shall be deemed to be an original but
all   of  which  together  shall  constitute  one  and  the  same instrument.

23. EFFECTIVE DATE. This Agreement shall be effective as of the date on which it has been completely executed on behalf of both
Seller and the Purchaser, and null and void if not signed by both parties before June 30, 1996.


AEI REAL ESTATE FUND XVII                43RD & INDIAN SCHOOL, INC.
LIMITED PARTNERSHIP

By:  AEI Fund Management XVII, Inc.      By: /s/ Daniel Hendon
     its corporate general partner               Daniel L. Hendon
                                                 Its:  President
By: /s/ Mark E. Larson
        Mark Larson
        Its:  /s/ CFO




                                 EXHIBIT "A"

PARCEL NO. 1:

A portion of the Southeast quarter of the Southeast quarter of Section 21, Township 2 North, Range 2 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

COMMENCING at the Southeast corner of said Section 21, which is at the intersection of North 43rd Avenue and West Indian School Road; thence South 89 degrees 57 minutes 08 seconds West along the
  South line of Section 21, the assumed basis of bearing for this legal description, a distance of 651.27 feet to a point;
thence North 00 degree 02 minutes 52 seconds West, on a line perpendicular to the South line of said Section 21, a distance of
  63.36 feet to a point on the North right of way of Indian School Road and the TRUE POINT of BEGINNING;
thence South 00 degrees 02 minutes 52 seconds East, along said right of way, a distance of 1.87 feet to a point of tangency of a circular curve to the right;
thence along the arc of said circular curve having a radius of
  12.00 feet, a central angle of 88 degrees 33 minutes 55 seconds, a chord bearing of South 44 degrees 14 minutes 06 seconds West, and an arc length of 18.55 feet to a point of tangency of the curve;
thence South 88 degrees 31 minutes 03 seconds West, a distance of
  171.69 feet to a point;
thence North 00 degrees 09 minutes 20 seconds East, departing from said North right of way line of Indian School Road, a distance of 7.51 feet to a point;
thence North 18 degrees 53 minutes 35 seconds West, a distance of
  44.70 feet to a point;
thence North 00 degrees 02 minutes 52 seconds West, a distance of
  183.67 feet to a point;
thence North 89 degrees 57 minutes 08 seconds East, a distance of
  41.50 feet to a point on a circular curve;
thence along the arc of said circular curve having a radius of
  316.03 feet, a central angle of 5 degrees 41 munutes 12 seconds, a chord bearing of South 18 degrees 24 minutes 17 seconds East, and an arc length of 31.37 feet to a point of tangency of the curve;
thence South 21 degrees 08 minutes 54 seconds East, a distance of
  49.19 feet to a point;
thence North 89 degrees 57 minutes 08 seconds East, a distance of
  132.54 feet to a point;
thence South 01 degrees 32 minutes 34 seconds West, a distance of
  139.71 feet to the TRUE POINT OF BEGINNING;

EXCEPT all minerals, coal, gases, hydrocarbon substances, fissiconable materials, metallic minerals and all non-metallic minerals below 500 feet, as reserved in Deed recorded in Document
No. 85621832, records of Maricopa County, Arizona.


PARCEL NO. 2

A reciprocal easement appurtenant to Parcel 1 as more fully set forth in Document No. 87416903.